Exhibit 10(o)2

ALLETE, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION DEFERRAL PLAN II

Effective July 24, 2012

	6.2.1	Medium of Payment....................................................................	6
	6.2.2	Default Time and Form of Payment............................................	6
	6.2.3	Rules Applicable to All Distributions..........................................	6
	6.2.4	Installment Payments..................................................................	7
	6.2.5	Death After Commencement of Distributions.............................	7
6.3	Subsequent Changes in Time and Form of Payment.................................		7
ARTICLE 7		Payment Acceleration and Delay...................................................	8
7.1	Permitted Accelerations of Payment.........................................................		8
7.2	Permissible Distribution Delays................................................................		8
7.3	Suspension Not Allowed...........................................................................		9
ARTICLE 8		Beneficiary Designation..............................................................	9
8.1	Beneficiary................................................................................................		9
8.2	No Beneficiary Designation......................................................................		9
ARTICLE 9		Claims Procedures.......................................................................	9
ARTICLE 10		Amendment or Termination........................................................	10
ARTICLE 11		Miscellaneous Provisions............................................................	10
11.1	Unsecured General Creditor......................................................................		10
11.2	Trust Fund.................................................................................................		10
11.3	Section 409A Compliance.........................................................................		10
11.4	Company's Liability..................................................................................		10
11.5	Nonassignability........................................................................................		11
11.6	No Right to Board Position.......................................................................		11
11.7	Incompetency............................................................................................		11
11.8	Furnishing Information.............................................................................		11
11.9	Notice........................................................................................................		11
11.10	Compliance with Government Regulations..............................................		11
11.11	Exchange Act Exemption..........................................................................		12
11.12	Gender and Number..................................................................................		12
11.13	Headings....................................................................................................		12
11.14	Applicable Law and Construction.............................................................		12
11.15	Invalid or Unenforceable Provisions.........................................................		12
11.16	Successors.................................................................................................		12
ARTICLE 12		Definitions...................................................................................	13

ALLETE, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION DEFERRAL PLAN II

Effective July 24, 2012
ARTICLE 1
Establishment and Purpose

This document includes the terms of the ALLETE, Inc. Amended and Restated Non-Employee Director Compensation Deferral Plan II, the purpose of which is to provide Directors an opportunity to elect to defer his or her Annual Retainer. The Plan is a successor to the ALLETE Director Compensation Deferral Plan (the “Predecessor Plan”). On December 31, 2004, the Company froze the Predecessor Plan, and on January 1, 2005, the Company established the Plan to govern amounts initially deferred after December 31, 2004 and investment earnings thereon. From January 1, 2005 to the effective date hereof, the Company operated and administered the Plan in all material respects in good faith compliance with the applicable requirements of Section 409A, the final and proposed Treasury Regulations, IRS Notice 2005-1, and all other IRS guidance. Effective January 1, 2009, the Company amended and restated the Plan in its entirety to comply with Section 409A. Effective May 1, 2009, the Company amended the Plan to expand the types of compensation that Directors may defer. Effective July 24, 2012, the Company further amends the Plan to eliminate the fixed crediting rate. Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article 12.
ARTICLE 2
Administration

2.1
Administrator. The Executive Compensation Committee of the Board shall administer the Plan. Notwithstanding the foregoing, the Administrator may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Executive Compensation Committee may participate in the Plan; however, any Director serving on the Executive Compensation Committee shall not vote or act on any matter relating solely to himself or herself.

2.2
Duties. The Administrator has the authority to construe and interpret all provisions of the Plan, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, to make any determinations and calculations necessary or appropriate hereunder, and, to the maximum extent permitted by Section 409A, the authority to remedy any errors, inconsistencies or omissions. The Company shall pay all expenses and liabilities incurred in connection with Plan administration.

2.3
Agents. The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator's responsibilities. The Administrator, the

Company and the Board may rely upon the advice, opinions or valuations of any such persons.

2.4
Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

2.5
Company Information. To enable the Administrator to perform its duties, the Company shall supply full and timely information to the Administrator on all matters relating to the Annual Retainer, the Directors, the date and circumstances of a Director's Separation from Service, and other pertinent information as the Administrator may reasonably require.

ARTICLE 3
Participation

Directors may participate in the Plan. Each Plan Year, the Administrator shall notify Directors of their eligibility to participate in the Plan and defer compensation to be paid on account of services as a Director during the next Service Period.  A Director who is eligible to participate shall become a participant by completing an election form on which the Director elects to defer some or all of his or her Annual Retainer and delivering the completed form to the Company as specified in the Plan. The terms of this Plan shall continue to govern a Director's Accounts until the Accounts are paid in full.
ARTICLE 4
Deferral Elections

4.1
Annual Deferral Election. Each Plan Year, a Director may elect: (i) to defer some or all of the Director's Annual Cash Retainer, the Annual Stock Retainer, or both, attributable to the next Service Period; and (ii) to the extent permitted by this Plan, the time and form of distribution of Cash Deferrals and Stock Deferrals. Elections become irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year with which or during which occurs the Service Period to which the elections relate. A Director's election will become effective only if the forms required by the Administrator have been properly completed and signed by the Director, timely delivered to, and accepted by, the Administrator. A Director who fails to file the election before the required date will be treated as having elected not to defer any portion of the Annual Retainer for the following Service Period.

4.2
Initial Deferral Election. A Director who first becomes eligible to participate in the Plan during a Plan Year may elect to defer some or all of the Director's Annual Cash Retainer and Annual Stock Retainer by filing a signed election form with the Administrator no later than 30 days after the

Director first becomes eligible to participate in the Plan. Such election shall be effective only with respect to the Director's Annual Retainer earned after the filing of such election. The election shall become irrevocable with respect to the Service Period covered by the election on the 30th day following the date on which the Director first becomes eligible to participate in the Plan. This election relating to initial participation in the Plan is available only to Directors who do not participate in any other nonqualified deferred compensation elective account balance plans (within the meaning of Section 409A) maintained by the Company or any Related Company. If a Director whose participation in the Plan is terminated again becomes a Director, he or she may elect to defer pursuant to this Section only if the Director was ineligible to defer compensation in this Plan and all other Related Company elective account balance plans for the 24 months preceding the date on which the Director again became eligible to participate in this Plan.

4.3
Cancellations of Deferral Elections due to Unforeseeable Emergency. If a Director experiences an Unforeseeable Emergency, the Director may submit to the Administrator a written request to cancel Deferrals for the Service Period to satisfy the Unforeseeable Emergency. If the Administrator either approves the Director's request to cancel Deferrals for the Service Period, or approves a request for a distribution of prior Deferrals in accordance with Section 6.1.3, then effective as of the date the request is approved the Administrator shall cancel the Director's deferral elections for the remainder of the Service Period. A Director whose Deferrals are canceled in accordance with this section may elect Deferrals for the following Service Period.

ARTICLE 5
Accounts

5.1
Accounts. The Company will establish notional accounts and sub-accounts for each Director as the Administrator deems necessary or advisable from time to time. The Company will establish a Director's Accounts during the year in which the Director first elects to defer any amounts. All amounts in a Director's Accounts are fully vested at all times.

5.2	Cash Account.

5.2.1
Establishment of Cash Account. The Company shall establish and maintain a Cash Account for each Director who has elected to defer any portion of the Annual Cash Retainer. A Director's Cash Account shall be credited as appropriate for Cash Deferrals and earnings with respect to Cash Deferrals and debited for distributions from the Cash Account.

5.2.2
Timing of Credits to Cash Accounts. No later than the end of the calendar year during which the Company would otherwise have paid the Annual Cash Retainer to the Director but for the Director's deferral election, the Administrator shall credit the Director's Cash Account with an amount equal to the portion of the Annual Cash Retainer that the Director elected to defer.

5.2.3
Investments. The Administrator may select investment funds to use for measuring notional gains and losses with respect to Cash Deferrals. The Administrator will establish, from time to time, rules and procedures for allowing each Director to designate which one or more of the selected investment funds will be used to determine the notional gains and losses credited or debited to the Director's Cash Account.

5.2.4
Valuation Date. As of each Valuation Date, each Cash Account will be adjusted to reflect the effect of notional investment gains or losses, additions, distributions, transfers and all other transactions with respect to that account since the previous Valuation Date.

5.3	Stock Account.

5.3.1
Establishment of Stock Account. The Company shall establish and maintain a Stock Account for each Director who has elected to defer any portion of the Annual Stock Retainer. A Director's Stock Account shall be credited as appropriate for Stock Deferrals and Dividend Equivalents and debited for distributions from the Stock Account. Stock Deferrals credited to a Director's Stock Account shall be used solely as a device for determining the number of shares of Common Stock to be distributed to such Director at a later time in accordance with this Plan. Stock Deferrals credited (and the Common Stock to which the Director is entitled under this Plan) shall be subject to adjustment in accordance with Section 5.3.4 of this Plan.

5.3.2
Credits to Stock Accounts. The Administrator shall credit a Director's Stock Account with Stock Deferrals as of the day on which the Annual Stock Retainer would otherwise have been paid to the Director pursuant to the Stock Plan but for the Director's deferral election. The number of Stock Deferrals credited to the Stock Account shall equal the number of shares of Common Stock that would have been issued to the Director pursuant to the Stock Plan in the absence of a deferral election.

5.3.3
Dividend Equivalents. Stock Deferrals credited to a Director's Stock Account shall be credited with Dividend Equivalents equal to cash dividends that are declared and paid on Common Stock. The Company will credit each Director's Stock Account with Dividend Equivalents as of the date that the Company pays a dividend on its Common Stock, and will convert the Dividend Equivalents into additional Stock Deferrals by dividing the amount of the Dividend Equivalents by the Fair Market Value of a share of Common Stock on that date.

5.3.4
Adjustments in Case of Changes in Common Stock. If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of

Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the number of Stock Deferrals in a Director's Stock Account and the kind of shares that may be issued under the Plan or both shall be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive.

ARTICLE 6
Distributions

6.1
Distributions. The Plan provides for distributions in a Specified Year, upon a Separation from Service or upon an Unforeseeable Emergency. As described in Section 6.1.1, each Plan Year a Director may elect to have all or a portion of the Cash Deferrals, Stock Deferrals, or both, attributable to the next Service Period distributed in a Specified Year. With respect to Deferrals not subject to distribution in a Specified Year, the Plan requires distribution upon Separation from Service at a time and in a form elected by the Director, or for Directors who fail to elect, at a time and in a form specified by the Plan. A Director wishing to elect a time and form of distribution upon Separation from Service must, at the time of the Director's initial Deferrals, submit a distribution election, which may provide a different time and form of distribution upon Separation from Service for Cash Deferrals and Stock Deferrals. A Director's distribution elections are irrevocable and will govern the Deferrals to which the election relates until the Deferrals covered by the election are paid in full or until subsequently changed in accordance with Section 6.3. Notwithstanding any elections by a Director, all distributions are subject to the provisions of Section 6.2.

6.1.1
Specified Year. A Director may elect to receive a distribution of Cash Deferrals and Stock Deferrals in the same or different Specified Years. The Specified Year(s) elected may be no earlier than the third Plan Year beginning after the date on which the Director initially elects to receive a distribution in a Specified Year. Except as otherwise provided in this subsection or in Section 6.3, once a Director has elected to receive a distribution of Cash Deferrals in a Specified Year, the Director may not elect to receive a distribution of Cash Deferrals in a different Specified Year and, once a Director has elected to receive a distribution of Stock Deferrals in a Specified Year, the Director may not elect to receive a distribution of Stock Deferrals in a different Specified Year. Beginning during the year preceding a Specified Year previously elected by the Director, the Director may elect to receive a distribution of future Deferrals in a later Specified Year, subject, however, to the restrictions of this subsection. All amounts distributable in a Specified Year will be paid in a single lump sum, in the case of Cash Deferrals, or in a single distribution of Common Stock, in the case of Stock Deferrals.

6.1.2
Separation from Service. A Director may elect to receive a distribution of Deferrals commencing upon Separation from Service or during any of the first five years following the year of the Separation from Service. A Director may elect to receive the distribution in the form of a lump sum, annual installments over a period of five (5), ten (10), or fifteen (15) years, or a combination of both a lump sum and installments. A Director may elect a different time and form of distribution upon Separation from Service for Cash Deferrals and Stock Deferrals.

6.1.3
Unforeseeable Emergency. A Director may submit a written request for a distribution on account of an Unforeseeable Emergency. Upon approval by the Administrator of a Director's request, the Director's Accounts, or that portion of the Director's Accounts deemed necessary by the Administrator to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum in a manner consistent with Section 409A.

6.2	Additional Distribution Rules.

6.2.1
Medium of Payment. All amounts in a Director's Cash Account shall be paid in cash. All amounts in a Director's Stock Account shall be paid in the form of an equivalent number of whole shares of Common Stock. Fractional shares may be distributed in cash.

6.2.2
Default Time and Form of Payment. If a Director fails timely to elect a time and form of payment, the Director's Accounts will be distributed upon any Separation from Service in the form of a single lump sum payment.

6.2.3
Rules Applicable to All Distributions. Except as otherwise provided in this section, if a Director has elected to receive a distribution commencing upon a Distribution Event, or if the distribution is required upon Separation from Service, the distribution will commence between the date of the Distribution Event and the end of the year in which the Distribution Event occurs. If a Director has elected, or is required, to receive a distribution commencing upon a Distribution Event, and the Distribution Event occurs on or after October 1 of a Plan Year, the distribution may, to the extent permitted by Section 409A, commence after the Distribution Event and on or before the 15th day of the third calendar month following the Distribution Event, even if after the end of the year during which the Distribution Event occurs; provided, however, the Director will not be permitted, directly or indirectly, to designate the taxable year of the distribution. If a Director has elected to receive a distribution commencing during any of the first five years following a Separation from Service, the distribution will commence during the year elected by the Director. If a Director has elected to receive a distribution in a Specified Year, the distribution will occur during the Specified Year. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

6.2.4
Installment Payments. If a Director elects to receive distributions in annual installments, the Director's Account(s) will be paid in substantially equal installments in consecutive years over the period elected by the Director. The Director's Cash Account will be credited or debited with notional gains and losses based on the investment funds selected by the Director, from among the options provided by the Company, until all amounts credited to the Director's Cash Account have been distributed. The Director's Stock Account will continue to be credited with Dividend Equivalents pursuant to Section 5.3.3, until all amounts credited to the Director's Accounts have been distributed. Each annual installment will be paid during the Plan Year in which it is due. Any installment distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

6.2.5
Death After Commencement of Distributions. Upon the death of a Director after distributions of the Director's Accounts have commenced, the balance of the Director's Accounts will be distributed to the Director's Beneficiary at the same times and in the same forms that the Accounts would have been distributed to the Director if the Director had survived.

6.3
Subsequent Changes in Time and Form of Payment. A Director may, in accordance with rules, procedures and forms specified from time to time by the Administrator, elect to change the time of payment or change the form in which the Director's Accounts are distributed or both, provided that: (i) the Director elects at least twelve (12) months prior to the date on which payments are otherwise scheduled to commence; (ii) the new election does not take effect for at least twelve (12) months; and (iii) with respect to changes applicable to distributions in a Specified Year or upon Separation from Service, the distributions must be deferred for at least five years from the date the distributions would otherwise have been paid, or in the case of installment payments, five years from the date the installments were scheduled to commence. For purposes of this section, distributions on account of a Specified Year are considered scheduled to commence on January 1 of the Specified Year and distributions on account of a Separation from Service are considered to commence on the date of the Separation from Service, or if the Director has elected to receive a distribution of Deferrals commencing during any of the first five years following the year of the Separation from Service, January 1 of the year elected by the Director. Any such election shall be irrevocable on the date it is filed with the Administrator unless subsequently changed pursuant to this Section.

ARTICLE 7
Payment Acceleration and Delay

7.1	Permitted Accelerations of Payment. Except as otherwise provided herein or permitted by Section 409A, the Plan prohibits the acceleration of the time or schedule of any payment due under the Plan.

7.1.1
Distribution in the Event of Taxation. If, for any reason, all or any portion of any benefit provided by the Plan becomes taxable to a Director because of a violation of Section 409A prior to receipt, the Director may file a written request with the Administrator for a distribution of that portion of the Plan benefit that has become taxable. Upon the grant of such a request, which grant shall not be unreasonably withheld, the Director shall receive a distribution equal to the taxable portion of the plan benefit. If the request is granted, the tax liability distribution shall be paid between the date on which the Director's request is approved and the end of the Plan Year during which the approval occurred, or if later, the 15th day of the third calendar month following the date on which the Director's request is approved.

7.1.2
Compliance with Ethics Laws or Conflicts of Interests Laws. The Administrator may, in its sole discretion, accelerate the time or schedule of a payment to the extent necessary to avoid the violation of any applicable Federal, state, local, or foreign ethics law or conflicts of interest law as provided in Treasury Regulations section 1.409A-3(j)(4)(iii)(B).

7.1.3
Small Accounts. The Administrator may, in its sole discretion, distribute the Director's Accounts in a single lump sum provided: (i) the distribution results in the payment of the Director's entire Accounts and all other account balance plans required to be aggregated with the Director's Accounts pursuant to Section 409A and (ii) the total distribution does not exceed the applicable dollar limit under Code section 402(g)(1)(B). The Administrator shall notify the Director in writing if the Administrator exercises its discretion pursuant to this Section. Any payment to a Director pursuant to this Section must represent the complete liquidation of the Director's interest in the Plan.

7.1.4
Settlement of a Bona Fide Dispute. The Administrator may, in its sole discretion, accelerate the time or schedule of a distribution as part of a settlement of a bona fide dispute between the Director and the Company over a Director's right to a distribution provided that the distribution relates only to the Deferrals in dispute and the Company is not experiencing a downturn in financial health.

7.2
Permissible Distribution Delays. Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A, the Administrator may, in its sole discretion, delay distribution to a Director:

7.2.1
If the distribution would jeopardize the Company's ability to continue as a going concern, provided that the delayed distribution is distributed in the first calendar year in which the distribution would not have such effect.

7.2.2
If the distribution would violate Federal securities or other applicable laws, provided that the delayed distribution is distributed at the earliest date at which the Administrator reasonably anticipates that the distribution will not cause such violation.

7.2.3
If calculation of the distribution is not administratively practicable due to events beyond the control of the Director, provided that the delayed distribution is paid in the first calendar year in which the calculation of the distribution is administratively practicable.

7.3
Suspension Not Allowed. If a Director whose distributions have commenced becomes eligible again to defer compensation under any plan maintained by a Related Company, distribution of any remaining amounts in his Accounts may not be suspended.

ARTICLE 8
Beneficiary Designation

8.1
Beneficiary. Each Director shall have the right, at any time, to designate a Beneficiary(ies) (both primary as well as contingent) to whom a Director's Accounts shall be paid if a Director dies prior to complete distribution of the Accounts. Each Beneficiary designation shall be in a written form prescribed by the Administrator, and will be effective only when filed with the Administrator during the Director's lifetime. Any Beneficiary designation may be changed by a Director without the consent of the previously named Beneficiary by filing a new Beneficiary designation with the Administrator. The most recent Beneficiary designation received by the Administrator shall control the distribution of a Director's Accounts in the event of the Director's death.

8.2
No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Director or die prior to the complete distribution of the Director's Accounts, the Accounts shall be paid in the following order of precedence: (a) the Director's surviving spouse; (b) the Director's children (including adopted children), per stirpes; or (c) the Director's estate.

ARTICLE 9
Claims Procedures

Any Director or Beneficiary, or his or her authorized representative, may file a claim for benefits due him or her under the Plan by written request to the Company, setting forth with specificity the facts and events which give rise to the claim. The Company shall promptly respond, consistent with any legal requirements that might apply.

ARTCILE 10
Amendment or Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, with or without prior notice. No amendment or termination shall reduce any Director's Accounts without the written consent of the affected Director. Notwithstanding anything herein to the contrary, to the extent consistent with Section 409A, the Board may terminate the Plan and distribute to each Director the amount in his or her Accounts in a lump sum; provided that all distributions (i) commence no earlier than the date that is twelve (12) months following the termination date (or any earlier date that would comply with Section 409A) and (ii) are completed by the date that is twenty-four (24) months following the termination date (or any later date that would comply with Section 409A).  In addition, distributions may be accelerated upon a Plan termination as provided above only if, to the extent required under Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (within the meaning of Section 409A), in which any Director participates are terminated along with the Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (within the meaning of Section 409A), for three years following the date of Plan termination.
ARTICLE 11
Miscellaneous Provisions

11.1
Unsecured General Creditor. Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. Any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2
Trust Fund. At its discretion, the Company may establish a Trust, with such trustees as the Company may approve, for the purpose of providing for the distribution of benefits owed under this Plan. The Trust's assets shall be held for distribution of all the Company's general creditors in the event of insolvency or bankruptcy. To the extent any Plan benefits are paid from any such Trust, the Company shall have no further obligations to pay them. If not paid from the Trust, such benefits shall remain the obligation of the Company.

11.3
Section 409A Compliance. All provisions of the Plan shall be interpreted and administered to the extent possible in a manner consistent with Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Director.

11.4
Company's Liability. The Company's liability for the distribution of benefits shall be defined only by the Plan. The Company shall have no obligation to a Director except as expressly provided in the Plan.

11.5
Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, be transferable by operation of law in the event of a Director's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

11.6
No Right to Board Position. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

11.7
Incompetency. If the Administrator determines that a distribution under this Plan is to be paid to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct such distribution to be paid to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of majority, competence, capacity, guardianship or status as a legal representative, as it may deem appropriate prior to distribution. Any distribution shall be for the account of the Director and the Director's Beneficiary, as the case may be, and shall completely discharge any liability for such amount.

11.8
Furnishing Information. A Director or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder.

11.9
Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (i) hand-delivered or sent by telecopy, (ii) sent by registered or certified mail, or (iii) sent by nationally-recognized overnight courier. Such notice shall be deemed given as of (i) the date of delivery if hand-delivered or sent by telecopy, (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail, or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier.

11.10
Compliance with Government Regulations. Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Board or the Administrator may require a Director to take any such action and to make any such covenants, agreements, and representations as the Board or the Administrator, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale, or other transfer of such shares to comply with any such law, regulation, or requirement. Directors are responsible for complying with all applicable federal and state securities and other laws, rules, and regulations in connection with any offer, sale, or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933 as amended (unless an exception therefrom is available) or with the provisions of Rule 144 promulgated thereunder, if applicable, or any successor provisions. Certificates for shares of Common Stock may be legended as the Administrator shall deem appropriate.

11.11
Exchange Act Exemption. It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that, to the extent elections are timely, the crediting of Stock Deferrals and Dividend Equivalents, the distribution of shares of Common Stock and any other event with respect to Stock Deferrals under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to liability thereunder.

11.12
Gender and Number. Except when otherwise indicated by context, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

11.13	Headings. The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

11.14	Applicable Law and Construction. This Plan shall be governed by, construed and administered in accordance with the laws of the State of Minnesota, other than its laws respecting choice of law.

11.15
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.16
Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Company under this Plan, in the same manner and to the same extent that the Company and each Company would be required to perform if no such succession had taken place.

ARTICLE 12
Definitions

The following terms shall have the meanings set forth below:
“Account” or “Accounts” shall mean a Director's Deferral Account, Stock Account, or both, as the context so requires.
“Administrator” means the Executive Compensation Committee of the Board.
“Annual Cash Retainer” means that portion of the Director's Annual Retainer payable in cash.
“Annual Retainer” means the compensation, consisting of the Annual Cash Retainer and the Annual Stock Retainer and excluding perquisites and reimbursements, paid to a Director pursuant to the Stock Plan for service on the Board and any committee of the Board.
“Annual Stock Retainer” means that portion of a Director's Annual Retainer payable in Company Stock.
“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with this Plan, that are entitled to receive Plan benefits upon the death of a Director.
“Board” means the Board of Directors of the Company.
“Cash Account” means the bookkeeping account maintained by the Company for each Director that is credited with Cash Deferrals, and such other accounts or sub-accounts as the Administrator deems necessary or appropriate.
“Cash Deferral” means any portion of a Director's Annual Cash Retainer that a Director elects to defer in accordance with the Plan.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
“Common Stock” means the common stock of ALLETE, Inc.
“Company” means ALLETE, Inc., a Minnesota Corporation, and any successor to all, or substantially all, of the Company's assets or business.
“Deferrals” means the Cash Deferrals, Stock Deferrals, or both, that a Director elects to defer in accordance with the Plan, as the context so requires.

“Director” means a member of the Board who is not an employee of any Related Company.
“Distribution Event” means a Specified Year, a Separation from Service or the Administrator's determination regarding the occurrence of an Unforeseeable Emergency.
“Dividend Equivalent” means the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock equal to the number of Stock Deferrals credited to a Director's Stock Account as of the applicable record date for the dividend or other distribution, and which shall be credited in the form of additional Stock Deferrals to the Director's Stock Account, as provided in Section 5.3.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” means the closing sale price as reported in the composite reporting system or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.
“IRS” means the Internal Revenue Service.
“Plan” means the ALLETE, Inc. Amended and Restated Non-Employee Director Compensation Deferral Plan II, as amended from time to time.
“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
“Related Company” means the Company and all persons with whom the Company would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.
“Section 409A” means section 409A of the Code (and any successor provision), and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
“Separation from Service” means that the Director ceases to perform services as a Director and the Company does not then anticipate that the Director will continue to perform services in any capacity for any Related Company.

“Service Period” means, with respect to the Annual Cash Retainer, a Plan Year, and with respect to the Annual Stock Retainer, the 12-month period beginning on June 1 of each Plan Year or, with respect to a Director who first becomes eligible to participate in the Plan after June 1 of a Plan Year, such lesser period beginning on the date the Director joins the Board and ending on the following May 31.
“Specified Year” means the year specified by a Director as the year in which the Director will receive a distribution payment of all or a portion of his Account(s). The Specified Year must be at least two years after the year the Annual Retainer would have been paid but for the Director's deferral election.
“Stock Account” means the bookkeeping Account maintained by the Company for each Director that is credited with any Stock Deferrals and Dividend Equivalents with respect to such Stock Deferrals, and such other accounts or sub-accounts as the Administrator deems necessary or appropriate.
“Stock Deferral” means a non-voting unit of measurement, which is deemed solely for bookkeeping purposes under this Plan to be equivalent to one outstanding share of Common Stock. No Director shall be entitled to any voting or other stockholder rights with respect to Stock Deferrals credited under this Plan.
“Stock Plan” means the ALLETE Director Stock Plan, dated May 9, 1995, as amended, or any predecessor or successor plan.
“Trust” means one or more trusts established pursuant to the ALLETE, Inc. Non-Employee Director Compensation Trust Agreement, effective October 11, 2004, between the Company and the trustee named therein, as amended from time to time.
“Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Director that would result in severe financial hardship to the Director resulting from (i) an illness or accident of the Director or the Director's spouse, the Director's beneficiary, or the Director's dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Director's property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, all as determined in the sole discretion of the Administrator.
“Valuation Date” means each day that the U.S. stock markets are open or such other dates as may be set by the Administrator from time to time.

IN WITNESS WHEREOF, ALLETE, Inc. has caused these presents to be signed and its corporate seal to be hereunto affixed by its duly authorized officers, effective as of July 24, 2012.
ALLETE, Inc.:

/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman, President & Chief Executive Officer

ATTEST:

/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel and Secretary